Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 16, 2006

NW NATURAL REPORTS STRONG 2005 RESULTS

PORTLAND, Ore. — Northwest Natural Gas Company (NYSE: NWN) dba NW Natural, reported net income for the 12 months ended Dec. 31, 2005 of $58.1 million, compared to $50.6 million in 2004, an increase of 15 percent. Earnings per diluted share in 2005 were $2.11 compared to earnings of $1.86 in 2004, a 13 percent increase.

Earnings for the fourth quarter of 2005 were $25.8 million, down 4 percent from $27.0 million in the fourth quarter of 2004. Earnings per diluted share for the fourth quarter of 2005 were 93 cents, compared to 97 cents last year.

Among financial and operating highlights for the year, the company:

•	Increased earnings per diluted share by 13 percent for the year on strong utility results and higher earnings from interstate storage operations.

•	Marked 50 consecutive years of increasing dividends paid on common stock by increasing the dividend rate by 6.2 percent in November.

•	Ranked fifth nationally and second in the West on J.D. Power’s survey for customer satisfaction among 56 gas utilities.

•	Won regulatory renewal of our conservation tariff for another four years.

•	Added over 20,500 customers during the year to reach 617,000 customers – a 3.4 percent growth rate – and more than twice the national average for gas utilities.

•	Refinanced a $200 million credit line at attractive rates and improved the company’s liquidity.

•	Continued expansion of the Mist natural gas storage facility to serve the regional interstate market.

•	Updated the company’s strategic plan to refine and sharpen our strategic direction and focus on cost controls and improving efficiencies.

President and Chief Executive Officer Mark Dodson said, “I am pleased with the strong financial results and the hard work of our employees this year on behalf of customers and shareholders alike, despite the challenges of higher wholesale gas prices. Our regulatory mechanisms worked as designed, and we completed our 19th year with customer growth of over 3 percent – more than double the national average. Overall, it was a solid year, and we are well positioned to make further improvements in 2006 by pursuing initiatives and opportunities to foster profitable growth and increasingly efficient operations in the years ahead.”

Fourth Quarter Detail

Net income for the fourth quarter of 2005 was $25.8 million, or 4 percent lower, compared to $27.0 million in the fourth quarter of 2004, with the lower results mainly due to resolution of a dispute with a number of industrial customers.

Late in the fourth quarter, NW Natural successfully resolved a billing dispute with 18 industrial customers related to cost of gas issues that arose as these customers moved to sales service rates (which includes the cost of gas) from transportation service rates. The settlements resolve all issues with these customers. Litigation has commenced with the one industrial customer that did not agree to settle. As a result, the company took a pre-tax charge of $2.8 million for costs related to the settlements and anticipated future legal and other costs.

NW Natural’s utility operations earned $24.4 million (88 cents per diluted share) in 2005, compared to $26.4 million (95 cents per diluted share) in 2004. In addition, the company earned $1.2 million (4 cents per diluted share) from interstate gas storage operations, compared to $0.8 million (3 cents per diluted share) in 2004. The company also earned $0.2 million (1 cent per diluted share) from subsidiary and other non-utility operations, compared to a recorded loss of $0.2 million (1 cent per diluted share) in 2004.

Total gas deliveries in the fourth quarter were 367 million therms, up 8 percent from last year, and net operating revenues from utility operations were $101.9 million, 6 percent higher than last year’s $96.3 million, due to both colder weather and strong customer growth.

Sales to residential and commercial customers in the quarter were 223 million therms, up 13 percent from 197 million therms due mainly to 10 percent colder weather in the period compared to the same period last year. Weather for the fourth quarter was 3 percent colder than average, compared to weather that was 7 percent warmer than average for the same period last year. As a result, the company’s weather normalization and decoupling mechanisms in Oregon generated a decrease to margin of $2.8 million in the fourth quarter of 2005, compared to an increase to margin of $4.9 million in 2004, with a return to more average weather conditions.

Gas deliveries to industrial customers in the fourth quarter were 144 million therms, up 1 percent from 143 million therms last year, while margin in this sector was $7.8 million, down 7 percent from $8.4 million last year due primarily to the industrial customer dispute discussed above.

NW Natural also provides gas storage services to customers in the interstate market from its approximately 14 bcf capacity Mist gas storage field, using storage capacity that has been developed in advance of NW Natural’s core utility customers’ requirements. Earnings from the interstate gas storage business segment in the fourth quarter of 2005 were $1.2 million, equivalent to 4 cents per diluted share, compared to $0.8 million, or 3 cents per diluted share, in 2004. These results include income from gas storage services, as well as income from a contract with an independent company that seeks to optimize the use of NW Natural’s assets by optimizing temporarily unused portions of its gas storage capacity and upstream pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the gas commodity prices built into customer rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and refunds 67 percent to customers. In the fourth quarter, NW Natural recognized $7.5 million of total gas cost savings, with customers receiving $5.0 million. NW Natural’s share of the savings was $2.5 million. In 2004, customers and NW Natural realized a reduction in margin of $0.8 million. In Washington, 100 percent of all gas costs are passed through to customers.

Fiscal Year Detail

For the fiscal year ended Dec. 31, 2005, earnings were $58.1 million, up 15 percent, from earnings of $50.6 million in 2004.

NW Natural’s utility operations earned $52.8 million ($1.91 per diluted share), compared to $47.1 million ($1.73 per diluted share) in 2004. The company also earned $4.5 million (17 cents per diluted share) in 2005 from interstate gas storage operations, up from $2.9 million (11 cents per diluted share) in 2004, a 55 percent increase, and earned $0.8 million (3 cents per diluted share) from subsidiary and other operations, compared to $0.6 million (2 cents per diluted share) in 2004.

Total gas sales and transportation deliveries in 2005, excluding deliveries of gas stored for others, were slightly higher at 1.16 billion therms, compared to 1.13 billion therms in 2004 due mainly to higher residential and commercial volumes.

Gas sales to residential and commercial customers in 2005 were 605 million therms, up 5 percent, due primarily to weather that was 8 percent colder than in 2004, but was 2 percent warmer than average.

The residential and commercial segments contributed $274 million to margin, up 13 percent from $243 million in 2004, due mainly to increased rates, continued strong customer growth and a return to more average weather conditions. This return to a more average weather pattern resulted in an increase to margin from the company’s weather normalization and decoupling mechanisms of approximately $1.6 million in 2005. In 2004, these mechanisms contributed $9.6 million in margin due mainly to much warmer weather than average.

Gas deliveries to industrial customers in 2005 were 552 million therms, down 1 percent from last year’s 557 million therms. Contribution to margin from sales and transportation in these markets was $32.1 million, up 3 percent from last year’s $31.0 million. The higher margin in the industrial market reflects improvement in economic conditions and increased sales in higher margin industrial rate schedules.

For the full year under the PGA tariffs, NW Natural recognized $13.7 million of total gas cost savings, with customers receiving $9.4 million. NW Natural’s share of the savings was $4.3 million. In 2004, customers and NW Natural realized a total benefit of about $0.4 million. As previously noted, 100 percent of all gas costs in Washington are passed through to customers.

NW Natural had 617,163 customers at the end of 2005, up 3.4 percent from year-end 2004. As a result, NW Natural has experienced customer growth in excess of 3 percent for the 19th straight year.

Operations and maintenance expenses in 2005 were up 11 percent due mainly to higher payroll and benefit costs and the effect of the industrial customer dispute discussed above. Bad debt expense as a percent of revenues remained well below one percent (0.33 percent) compared to 0.47 percent in 2004.

Cash provided by operations in 2005 was $79.1 million, as compared to $104.9 million in 2004. Cash flows in 2005 reflect improved operational results and a $31 million contribution to the company’s defined benefit retirement plans versus an $8.3 million contribution in 2004.

The company’s capitalization at Dec. 31, 2005 reflected 47 percent common equity, 42 percent long-term debt, and 11 percent short-term debt compared to 49 percent common equity, 41 percent long-term debt, and 10 percent short-term debt at the end of 2004.

Outlook for 2006

The company’s 2006 outlook assumes normal weather conditions, continued strong customer growth, benefits from cost reduction initiatives and no significant changes in prevailing regulatory policies.

The company expects full year earnings per diluted share to be within the range of $2.12-$2.27. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60-70 percent.

The company’s cash flows are expected to remain strong allowing the company to internally fund capital expenditures, including investing approximately $10 million for an Automated Meter Reading project in 2006 to cover the company’s non-joint meter reading areas.

Senior Vice President and Chief Financial Officer David Anderson said, “We continue to take actions to ensure that the company’s financial condition remains strong. We are actively engaged in numerous cost efficiency programs that are focused on keeping cost increases below customer growth levels. In addition, we remain focused on maintaining strong investment grade credit ratings, which currently are at A or above.”

Dividend Declaration

The Board of Directors of NW Natural on Jan. 5, 2006 declared a quarterly dividend of 34.5 cents a share on the company’s common stock. The dividends were paid Feb. 15, 2006 to shareholders of record on Jan. 31, 2006. NW Natural has increased the dividends paid to common stockholders for 50 consecutive years.

Conference Call Arrangements

As previously released, NW Natural will conduct a conference call and webcast starting at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) on Thursday, Feb. 16, to review the company’s fourth quarter and full-year financial results as well as earnings guidance for fiscal year 2006.

To hear the conference call live, please dial 800-510-9836 from anywhere in the United States, or 617-614-3670 from international points, including Canada. Participants will be asked for their name, company name, the name of the conference they will be joining (“NW Natural”) and their phone number. The participant pass code number is 67099818. A replay of the call will be available two hours after completion of the conference call until March 3, 2006. To access the recording, call 888-286-8010 and enter the conference replay pass code number 65983413.

To hear the conference by webcast, logon to NW Natural’s corporate web site at nwnatural.com and select the webcast icon on the home page. A replay of the webcast will be available two hours after the conference concludes.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2004 Annual Report on Form 10-K and “Forward-Looking Statements” in the company’s most recent Quarterly Report on Form 10-Q that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves over 617,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth in excess of 3 percent for 19 consecutive years, it is also one of the fastest-growing local distribution companies in the nation. NW Natural has over $2.0 billion in total assets, which includes nearly 14 bcf of underground gas storage capacity at Mist, Ore., within its service territory. The company has in place rate mechanisms that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 50 consecutive years, one of only four public companies in the U.S. known to have achieved such a record.

INVESTOR CONTACT:	Bob Hess
503/220-2388
Bob.Hess@nwnatural.com

PRESS CONTACT:	Steve Sechrist
503/220-2594
steve.sechrist@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended		Increase
(Thousands, except per share amounts)	12/31/05	12/31/04	(Decrease)
Gross Operating Revenues	$341,375	$262,054	$79,321
Net Income	$25,793	$26,961	$(1,168)
Average Shares of Common Stock Outstanding	27,561	27,463	98
Basic Earnings Per Share of Common Stock	$0.94	$0.98	$(0.04)
Diluted Earnings Per Share of Common Stock	$0.93	$0.97	$(0.04)

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/05	12/31/04	Increase
Gross Operating Revenues	$910,486	$707,604	$202,882
Net Income	$58,149	$50,572	$7,577
Average Shares of Common Stock Outstanding	27,564	27,016	548
Basic Earnings Per Share of Common Stock	$2.11	$1.87	$0.24
Diluted Earnings Per Share of Common Stock	$2.11	$1.86	$0.25

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	December 31, 2005	December 31, 2004
Assets:
Plant and property:
Utility plant	$1,875,444	$1,794,972
Less accumulated depreciation	536,867	505,286

Utility plant - net	1,338,577	1,289,686

Non-utility property	40,836	33,963
Less accumulated depreciation and amortization	5,990	5,244

Non-utility property - net	34,846	28,719

Total plant and property	1,373,423	1,318,405

Other investments	58,451	60,618

Current assets:
Cash and cash equivalents	7,143	5,248
Accounts receivable	84,418	60,634
Accrued unbilled revenue	81,512	64,401
Allowance for uncollectible accounts	(3,067)	(2,434)
Gas inventory	77,256	58,015
Materials and supplies inventory	8,905	8,462
Income taxes receivable	13,234	15,970
Prepayments and other current assets	54,309	26,821

Total current assets	323,710	237,117

Regulatory assets:
Income tax asset	65,843	64,734
Deferred environmental costs	18,880	6,325
Deferred gas costs receivable	6,974	9,551
Unamortized costs on debt redemptions	6,881	7,332
Other	—	3,321

Total regulatory assets	98,578	91,263

Other assets:
Fair value of non-trading derivatives	178,653	16,399
Other	9,216	8,393

Total other assets	187,869	24,792

Total assets	$2,042,031	$1,732,195

Capitalization and liabilities:
Capitalization:
Common stock	$87,334	$87,231
Premium on common stock	296,471	300,034
Earnings invested in the business	205,687	183,932
Unearned stock compensation	(650)	(862)
Accumulated other comprehensive income (loss)	(1,911)	(1,818)

Total common stock equity	586,931	568,517
Long-term debt	521,500	484,027

Total capitalization	1,108,431	1,052,544

Current liabilities:
Notes payable	126,700	102,500
Long-term debt due within one year	8,000	15,000
Accounts payable	135,287	102,478
Taxes accrued	12,725	10,242
Interest accrued	2,918	2,897
Other current and accrued liabilities	40,935	34,168

Total current liabilities	326,565	267,285

Regulatory liabilities:
Accrued asset removal costs	169,927	153,258
Unrealized gain on non-trading derivatives, net	171,777	10,912
Customer advances	1,847	1,529
Other	661	—

Total regulatory liabilities	344,212	165,699

Other liabilities:
Deferred income taxes	222,331	211,080
Deferred investment tax credits	5,069	5,660
Fair value of non-trading derivatives	6,876	5,487
Other	28,547	24,440

Total other liabilities	262,823	246,667

Commitments and contingencies (see Note 12)	—	—

Total capitalization and liabilities	$2,042,031	$1,732,195

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (year ended December 31)	2005	2004
Operating activities:
Net income	$58,149	$50,572
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	61,645	57,371
Deferred income taxes and investment tax credits	9,551	36,713
Undistributed earnings from equity investments	(57)	(181)
Allowance for funds used during construction	(520)	(1,690)
Deferred gas costs - net	2,577	(15,178)
Contributions to qualified defined benefit pension plans	(31,000)	(8,261)
Non-cash expenses related to qualified defined benefit pension plans	4,532	4,322
Deferred environmental costs	(9,132)	(2,215)
Income from investment in life insurance	(1,873)	(2,855)
Other	3,856	5,781
Changes in working capital:
Accounts receivable - net	(23,151)	(11,593)
Accrued unbilled revenue - net	(17,111)	(5,292)
Inventories of gas, materials and supplies	(19,684)	(15,618)
Income taxes receivable	2,736	(6,984)
Prepayments and other current assets	(3,439)	245
Accounts payable	32,809	16,449
Accrued interest and taxes	2,504	1,536
Minimum pension liability adjustment	(93)	(802)
Other current and accrued liabilities	6,767	2,579

Cash provided by operating activities	79,066	104,899

Investing activities:
Investment in utility plant	(89,259)	(138,347)
Investment in non-utility property	(6,842)	(10,568)
Proceeds from sale of non-utility investments	3,001	—
Proceeds from life insurance	296	17,575
Other	796	(1,291)

Cash used in investing activities	(92,008)	(132,631)

Financing activities:
Common stock issued, net of expenses	7,486	46,616
Common stock purchased	(14,945)	(537)
Long-term debt issued	50,000	—
Long-term debt redeemed	(15,528)	—
Change in short-term debt	24,200	17,300
Dividends paid on common stock	(36,376)	(35,105)

Cash provided by financing activities	14,837	28,274

Increase in cash and cash equivalents	1,895	542
Cash and cash equivalents - beginning of period	5,248	4,706

Cash and cash equivalents - end of period	$7,143	$5,248

Supplemental disclosure of cash flow information:
Interest paid	$36,974	$36,061
Income taxes paid - net	$28,479	$2,500

Supplemental disclosure of non-cash financing activities:
Conversion to common stock:
7-1/4 % Series of Convertible Debentures	$3,999	$1,292

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Fourth Quarter - 2005

	3 Months Ended Dec. 31,		12 Months Ended Dec. 31,
(Thousands, except per share amounts and customers)	2005	2004	2005	2004
Gross Operating Revenues	$341,375	$262,054	$910,486	$707,604
Cost of Sales	228,596	157,840	563,860	399,244
Revenue Taxes	8,361	6,155	21,633	16,865

Net Operating Revenues	104,418	98,059	324,993	291,495

Operating Expenses:
O&M	33,052	27,831	113,216	102,155
Other Taxes	5,290	5,401	23,185	21,943
D&A	15,686	15,340	61,645	57,371

Total Operating Expenses	54,028	48,572	198,046	181,469

Operating Income	50,390	49,487	126,947	110,026
Other Income	185	719	1,205	2,828
Interest Charges - Net	9,996	9,269	37,283	35,751
Income Tax Expense	14,786	13,976	32,720	26,531

Net Income from Operations	$25,793	$26,961	$58,149	$50,572

Common Shares Outstanding:
Average for Period - basic	27,561	27,463	27,564	27,016
Average for Period - diluted	27,611	27,746	27,621	27,283
End of period	27,579	27,547	27,579	27,547
Earnings per Share:
Basic	$0.94	$0.98	$2.11	$1.87
Diluted	$0.93	$0.97	$2.11	$1.86
Dividends Paid Per Share	$0.345	$0.325	$1.32	$1.30
Book Value Per Share - end of period	$21.28	$20.64	$21.28	$20.64
Market Closing Price - end of period	$34.18	$33.74	$34.18	$33.74
Balance Sheet Data (at end of period):
Total Assets	$2,042,031	$1,732,195	$2,042,031	$1,732,195
Common Stock Equity	$586,931	$568,517	$586,931	$568,517
Long-Term Debt (including amounts due in one year)	$529,500	$499,027	$529,500	$499,027
Operating Statistics:
Total Customers - end of period	617,163	596,635	617,163	596,635
Gas Deliveries (therms)
Res. & Comm. Customers	222,832	196,725	605,442	574,925
Industrial Firm	21,547	17,291	74,963	63,149
Industrial Interruptible	42,355	33,624	149,106	104,278
Transportation	80,510	92,028	328,056	389,514

Total	367,244	339,668	1,157,567	1,131,866
Gas Revenues
Res. & Comm. Customers	$282,836	$220,875	$722,049	$584,126
Industrial Firm	20,962	14,022	64,247	44,624
Industrial Interruptible	34,905	20,908	100,740	55,380
Transportation	2,466	3,075	10,755	12,655
Other Revenues	(2,351)	1,398	2,862	4,160

Total	$338,818	$260,278	$900,653	$700,945
Cost of Gas Sold	$228,586	$157,817	$563,772	$399,176
Revenue Taxes	$8,361	$6,155	$21,633	$16,865
Net Operating Revenues (utility margin)	$101,871	$96,306	$315,248	$284,904
Degree Days
Normal (25-year average)	1,613	1,613	4,265	4,265
Actual	1,656	1,501	4,178	3,853
Colder (Warmer) than Normal	3%	(7%)	(2%)	(10%)